As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

270 Longwood Road South

Hamilton, Ontario, Canada, L8P 0A6

(289) 799-0891

(Address of Principal Executive Offices)

Fusion Pharmaceuticals Inc. 2017 Equity Incentive Plan

Fusion Pharmaceuticals Inc. 2020 Stock Option and Incentive Plan

Fusion Pharmaceuticals Inc. 2020 Employee Share Purchase Plan

(Full Title of the Plans)

John Valliant

Chief Executive Officer

Fusion Pharmaceuticals US Inc.

Two International Place, Suite 2310

Boston, Massachusetts 02110

(617) 420-5698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Seo Salimi, Esq. Marishka DeToy, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Chad Bayne, Esq. Desmond Lee, Esq. Osler, Hoskin & Harcourt LLP 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value per share	4,006,594 shares(2)	$2.20(3)	$8,814,506.80	$1,144.13
Common shares, no par value per share	4,273,350 shares(4)	$17.00(5)	$72,646,950.00	$9,429.58
Common shares, no par value per share	450,169 shares(6)	$14.45(7)	$6,504,942.05	$844.35
Total	8,730,113 shares		$87,966,398.85	$11,418.06

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares which become issuable under the registrant’s 2020 Stock Option and Incentive Plan (the “2020 Plan”), the registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), and the registrant’s 2020 Employee Share Purchase Plan (the “2020 ESPP”) by reason of any share split, share dividend or other change in the registrant’s capitalization. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents common shares issuable upon the exercise of outstanding stock options awards under the 2017 Plan as of the date of this Registration Statement. No further grants will be made under the 2017 Plan. To the extent outstanding awards granted under the 2017 Plan are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of shares, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the common shares reserved for issuance pursuant to such awards will become available for issuance as common shares under the 2020 Plan. See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $2.20 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the 2017 Plan as of June 22, 2020.

(4)

Represents 1,348,390 common shares outstanding under the 2020 Plan and 2,924,960 common shares reserved for issuance under the 2020 Plan. In addition to the shares registered hereunder, to the extent that awards outstanding under the 2020 Plan or the 2017 Plan as of the date of this Registration Statement are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the registrant prior to vesting, satisfied without any issuance of shares, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the common shares reserved for issuance pursuant to such awards will become available for issuance as common shares under the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year beginning January 1, 2021. The number of shares added each January 1 will be equal to: (i) 4.0% of the outstanding shares on the immediately preceding December 31 or (ii) such lesser amount as determined by the registrant’s Compensation Committee of the registrant’s Board of Directors.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $17.00 per share, which is the initial public offering price per share of the registrant’s common shares set forth on the cover page of the registrant’s prospectus dated June 25, 2020, relating to its initial public offering.

(6)

Represents common shares reserved for future issuance under the 2020 ESPP. The 2020 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year beginning January 1, 2021. The number of shares added each January 1 will be equal to the lesser of: (i) 900,338 common shares, (ii) 1% of the outstanding shares on the immediately preceding December 31 or (iii) such lesser amount as determined by the Compensation Committee of the registrant’s Board of Directors.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $17.00, which is the initial public offering price per share of the registrant’s common shares set forth on the cover page of the registrant’s prospectus dated June 25, 2020 relating to its initial public offering. Pursuant to the 2020 ESPP, the purchase price of the common shares reserved for issuance thereunder will be 85% of the fair market value per common share on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)

The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on June 26, 2020, relating to the Registration Statement on Form S-1, as amended (File No. 333-238968), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the registrant’s common shares contained in the registrant’s Registration Statement on Form 8-A (File No. 001-39344), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 23, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the common shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, or the CBCA, and the Company’s by-laws, the Company may (or must, in the case of our amended by-laws) indemnify its current or former directors and officers or any other individuals who act or have acted at the Company’s request as a director or officer of a related entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the Company or a related entity. The CBCA also provides that the Company may also make an advance payment to such individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided, however, that such individual shall repay such payment if he or she does not fulfill the conditions described below. The CBCA also provides that the Company may, with the approval of the court, indemnify the individual or make an advance payment in respect of certain derivative actions by or on behalf of the Company or the other entity to procure a judgement in the Company’s or such entity’s favor.

Indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to the Company’s best interests, or in the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The CBCA also provides that the individual is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of his or her association with the Company or a related entity if the individual (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and (ii) fulfils the conditions described above.

The CBCA and the Company’s by-laws authorize the Company to purchase and maintain insurance for the benefit of each of the Company’s current or former directors or officers and other agents and each person who acts or acted at the Company’s request as a director, officer or other agents or an individual acting in a similar capacity, of another entity.

In addition, the Company has entered into separate indemnity agreements with each of its directors and officers pursuant to which the Company agreed to indemnify and hold harmless its directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the OBCA and its by-laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Articles of Amendment to the Articles of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

4.2	Form of By-Laws No. 1 and 2 (Incorporated by reference to Exhibit 3.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

4.3	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its shareholders, dated March 25, 2019 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1	2017 Equity Incentive Plan, as amended, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

99.2	2020 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

99.3	2020 Employee Share Purchase Plan (Incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-238968)).

*	Filed herewith.

Item 9.	Undertakings.

(a)    The registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario on the 30th day of June, 2020.

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
John Valliant Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints John Valliant and John Crowley, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the 30th day of June, 2020.

Name	Title

/s/ John Valliant John Valliant	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John Crowley John Crowley	Chief Financial Officer (Principal Financial Officer)

/s/ Damian Lamb Damian Lamb	Chairman and Director

/s/ Pablo Cagnoni Pablo Cagnoni	Director

/s/ Johan Christenson Johan Christenson	Director

/s/ Steve Gannon Steve Gannon	Director

/s/ Chau Q. Khuong Chau Q. Khuong	Director

/s/ Heather Preston	Director
Heather Preston